Applied Digital Reports Fiscal Fourth Quarter and Full Year 2025 Results
DALLAS, TX – July 30, 2025 -- Applied Digital Corporation (Nasdaq: APLD) ("Applied Digital" or the "Company"), a designer, builder, and operator of next-generation digital infrastructure designed for high-performance computing (“HPC”) applications and data center hosting (“Data Center Hosting”), reported financial results for the fiscal fourth quarter and fiscal year ended May 31, 2025. The Company also provided an operational update.
During fiscal year 2025, the Company determined its Cloud Services Business met the criteria for held for sale and discontinued operations. As a result, the operations of the Cloud Services Business have been classified as discontinued operations in our consolidated financial statements. Prior period amounts have been retrospectively adjusted to conform to the current period presentation. Unless otherwise specified, disclosures in this earnings release, including the below, reflect continuing operations only and exclude the Cloud Services Business.
Fiscal Fourth Quarter 2025 Financial Highlights
•Revenues: $38.0 million, up 41% from the prior year comparable period
•Net loss attributable to common stockholders: $26.6 million, down 25% from the prior year comparable period
•Net loss attributable to common stockholders per basic and diluted share: $0.12, down 57% from the prior year comparable period
•Adjusted net loss attributable to common stockholders: $7.6 million
•Adjusted net loss attributable to common stockholders per diluted share: $0.03
•Adjusted EBITDA: $1.0 million
Fiscal Year 2025 Financial Highlights
•Revenues: $144.2 million, up 6% from the prior year comparable period
•Net loss attributable to common stockholders: $161.0 million, up 118% from the prior year comparable period
•Net loss attributable to common stockholders per basic and diluted share: $0.80, up 23% from the prior year comparable period
•Adjusted net loss attributable to common stockholders: $12.5 million
•Adjusted net loss attributable to common stockholders per diluted share: $0.06
•Adjusted EBITDA: $19.6 million
Adjusted Net Loss Attributable to Common Stockholders, Adjusted Net Loss Attributable to Common Stockholders per Diluted Share, and Adjusted EBITDA are non-GAAP measures. A reconciliation of each of these Non-GAAP Measures to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) is set forth below. See “Reconciliation of GAAP to Non-GAAP Measures.”
Recent Highlights
•Announced 250MW AI Data Center Leases With CoreWeave in North Dakota - Over the approximately 15-year lease terms, Applied Digital anticipates generating approximately $7 billion in contracted revenue from the leases.
•Since the end of the fourth quarter 2025, CoreWeave exercised its option for an additional 150MW, which would bring the total capacity leased by CoreWeave to 400MW and would add approximately

$4 billion in contracted revenue, which would bring total contracted revenue to approximately $11 billion for the approximately 15-year lease terms.
•Released white paper, AI Factory: A Case Study of Total Ownership, which explains how site selection in regions like the Dakotas and data center design choices can significantly reduce the long-term costs of generative AI infrastructure.
•Subsequent to fiscal year end, the Company has raised $268.9 million, from sales of shares of the Company's common stock pursuant to the June 2025 At-the-Market Sales Agreement and sale of shares of its Series G Preferred Stock.
Management Commentary
During the quarter ended May 31, 2025, we signed two transformative 15-year lease agreements with CoreWeave, an AI hyperscaler, to deliver 250 megawatts of critical IT load at our Ellendale, North Dakota data center campus ("Polaris Forge 1"). These signed lease agreements are expected to generate approximately $7 billion in contracted revenue over the approximate 15-year lease terms. Since the end of the quarter, we’re pleased to announce that CoreWeave has exercised its lease option for an additional 150 MW. When the lease is signed it would bring the total leased capacity to 400 MW of critical IT load and add approximately $4 billion in contracted revenue which would bring the total contracted revenue to approximately $11 billion. Under the option terms, the parties are expected to promptly enter into a new, third lease agreement on substantially the same terms, including the same rent and escalators, as the existing two leases, and the parties are currently finalizing that lease.
“These long-term leases mark a defining moment for Polaris Forge 1, one of North America’s most ambitious data center projects,” said Wes Cummins, Chairman and CEO of Applied Digital. “Purpose-built for artificial intelligence and high-performance computing, the campus combines massive power capacity with rapid deployment and is designed to scale up to 1 gigawatt. With the first 100 MW facility scheduled to be operational in Q4 2025, a second 150 MW facility scheduled to come online in mid-2026, and a third 150 MW facility planned for 2027, we believe Polaris Forge 1 will serve as a launchpad for the future of AI infrastructure.”
“Building on the momentum from these leases and the surging demand for AI infrastructure, we’re actively marketing our multi-gigawatt pipeline to a diverse group of customers,” said Wes Cummins, Chairman and CEO of Applied Digital. “Over the past two years, we’ve streamlined our processes, enhanced our building design for greater flexibility, and established a repeatable approach supported by a strong supply chain. As a result, we’ve reduced projected build times from 24 months to 12 to 14 months, which we believe will enable us to deliver large-scale projects faster and more efficiently.”
“At the same time, we’re highlighting the many advantages of building in the Dakotas, along with our unique design that features an innovative closed-loop, direct-to-chip cooling system. This design is expected to achieve a PUE of 1.18 and a near-zero water consumption, intended to ensure exceptional efficiency and sustainability,” Cummins added. “Combined with abundant, low-cost energy and over 200 days of naturally occurring free cooling annually, management believes a 100 MW data center customer could save up to approximately $2.7 billion over a thirty year period as compared to the current industry data centers in other regions. Our strategic decisions in location and design are intended to position Applied Digital to grow dramatically in the Dakotas and across other regions within our pipeline.”
HPC Data Center Hosting Update
Applied Digital’s HPC Data Center Hosting business designs, builds, and operates next-generation data centers engineered to deliver massive computing power for high-performance compute (HPC) and AI applications. The Company’s first 100 MW HPC facility at the Polaris Forge 1 campus in Ellendale, North Dakota—a 369,000+

square-foot building—is expected to offer ultra-low-cost, highly efficient liquid-cooled infrastructure and remains on track to be ready for service in the second half of 2025. In addition, construction is already underway on a second 150 MW data center at the campus. With the transformative two 15-year lease agreements now in place, we believe we are advancing toward finalizing project financing to ensure long-term financial stability and support the campus’ continued growth and scalability.
“We believe the future is very bright for Applied Digital,” said Wes Cummins, Chairman and CEO. “We’ve sought to build strong relationships with nearly all major hyperscalers and demonstrate our advanced building capabilities by passing what we believe to be the some of the most rigorous technical due diligence and processes imposed by them in the industry. As a result, we have established relationships with several hyperscalers, which should position us for future projects. We’re confident that our multi-gigawatt pipeline and proven design and construction expertise, combined with hyperscalers that appear to be more active than ever in securing land, power, and data center capacity, should continue to drive our growth.”
Data Center Hosting Update
Applied Digital’s Data Center Hosting Business operates data centers to provide energized space to crypto mining customers. As of May 31, 2025, the Company’s 106 MW facility in Jamestown, N.D., and 180 MW facility in Ellendale, N.D., are operating at full capacity.
During the three months ended May 31, 2025, the Company generated $38.0 million in revenue from the Data Center Hosting Business segment, representing an increase of 41% compared to the $26.9 million during the three months ended May 31, 2024. The growth was primarily driven by increased capacity online across the Company’s Data Center Hosting facilities.
We are very pleased with our hosting business as it continues to operate more efficiently, and with Bitcoin prices hitting all-time highs, we believe demand for these services remains robust.
Cloud Services Business Update
As we announced last quarter, our Board of Directors has determined that we will be reviewing strategic options for this business. That process remains ongoing, and we will provide an update once we have more information to share with shareholders.
Financial Results for Fiscal Fourth Quarter 2025
Operating Results
Total revenues in the fiscal fourth quarter 2025 were $38.0 million compared to $26.9 million, up 41% from the fiscal fourth quarter 2024. The growth was primarily driven by increased capacity online in the Company's Data Center Hosting Business.
Cost of revenues in the fiscal fourth quarter 2025 were $30.2 million compared to $22.8 million, up 33% from the fiscal fourth quarter 2024. The increase was primarily driven by increased capacity online in the Company's Data Center Hosting Business.
Selling, general and administrative expenses in the fiscal fourth quarter 2025 were $28.1 million compared to $13.1 million, up 115% from the fiscal fourth quarter of 2024 driven by the Company’s overall business growth. This increase was due to increases of $9.4 million in stock based compensation due to accelerated vesting of certain employee stock awards and expense related to performance stock unit grants, $3.4 million in personnel expenses largely driven by increases in headcount to support the business, and $2.3 million in other expenses related to insurance premiums and computer and software expenses.

Interest expense, net in the fiscal fourth quarter 2025 was $4.5 million compared to $13.8 million, down 67%, from the fiscal fourth quarter 2024. The decrease was primarily driven by a $5.2 million decrease in related party loan interest as there were no related party loans outstanding during the fiscal fourth quarter 2025 with the remaining decrease in interest expense due to the capitalization of interest on interest bearing construction loans.
Net loss attributable to common stockholders for the fiscal fourth quarter 2025 was $26.6 million, or $0.12 per basic and diluted share. This compares to a net loss attributable to common stockholders of $35.3 million, or $0.28 per basic and diluted share for the fiscal fourth quarter of 2024.
Adjusted net loss attributable to common stockholders, a non-GAAP financial measure, for the fiscal fourth quarter 2025, was $7.6 million or adjusted net loss attributable to common stockholders per basic and diluted share of $0.03. This compares to an adjusted net loss attributable to common stockholders, a non-GAAP financial measure, of $17.6 million, or $0.14 per basic and diluted share, for the fiscal fourth quarter of 2024.
Adjusted EBITDA, a non-GAAP financial measure, for the fiscal fourth quarter 2025 was $1.0 million compared to an Adjusted EBITDA loss of $0.2 million for the fiscal fourth quarter 2024.
Financial Results for Fiscal Year Ended May 31, 2025
Operating Results
Total revenues increased $7.6 million, or 6%, from $136.6 million for the fiscal year ended May 31, 2024 to $144.2 million for the fiscal year ended May 31, 2025 which was primarily due revenue increasing by $20.4 million due to our 180 MW Data Center Hosting Facility in Ellendale, ND operating at full capacity during the current year as opposed to the prior year when that facility experienced a power outage during the second half of fiscal year 2024. This was offset by a decrease in related party revenue of $12.8 million, driven by certain related parties terminating their contracts during the first fiscal quarter of fiscal year 2025.
Cost of revenues decreased $5.2 million, or 5%, from $106.7 million for the fiscal year ended May 31, 2024 to $101.5 million for the fiscal year ended May 31, 2025. The decrease was primarily driven by a decrease in energy costs due to more favorable pricing during the current fiscal year.
Selling, general and administrative expenses increased $38.0 million, or 85%, from $45.0 million for the fiscal year ended May 31, 2024 to $83.1 million for the fiscal year ended May 31, 2025. The increase was primarily driven by business growth, including approximately $14.5 million in higher stock-based compensation due to accelerated vesting of certain employee stock awards and the recognition of expense related to performance stock unit grants, $11.5 million in increased professional service expenses for legal support on transactions and general operations, $8.4 million in elevated personnel costs from increased headcount, and $3.7 million in additional other selling, general and administrative expenses, mainly from insurance premiums and software costs.
Gain on classification as held for sale was $24.6 million for the fiscal year ended May 31, 2025 due to the receipt of $25.0 million of funds released from escrow in association with the sale of our Garden City facility. Comparatively, there was a $15.4 million loss on classification as held for sale due to the write down of the Garden City assets to their fair market value as part of the planned sale of that facility during the fiscal year ended May 31, 2024.
Interest expense, net decreased $3.0 million, or 17%, from $17.7 million for the fiscal year ended May 31, 2024 to $14.7 million for the fiscal year ended May 31, 2025. The decrease was primarily driven by a $5.7 million decrease in related party loan interest as there were no related party loans outstanding during the fiscal year ended May 31, 2025 as well as an increase of $2.2 million in interest income due to an increase in funds held in money market accounts. This was partially offset by an increase of approximately $4.9 million of interest expense due to the increase in finance leases and debt obligations between periods.
Loss on conversion of debt was $33.6 million for the fiscal year ended May 31, 2025, due to the difference in the fair value compared to the price at which the Yorkville Promissory Notes (the "YA Notes") were converted. There was no such activity recorded in the prior year comparative period.
Loss on change in fair value of debt increased $78.0 million, or 1,054%, from $7.4 million for the fiscal year ended May 31, 2024 to $85.4 million for the fiscal year ended May 31, 2025. The loss on change in fair value of debt for the fiscal year ended May 31, 2025 was primarily due to a loss of approximately $89.6 million related to the change in fair value of the conversion option derivative of the 2.75% Senior Unsecured Convertible Notes during the two week period in which we did not have sufficient authorized shares to settle such conversion fully in shares. This loss was partially offset by a gain of approximately $4.1 million related to the change in the fair value of the YA Notes. The loss on change in fair value of debt for the fiscal year ended May 31, 2024 was due to the valuation associated with our borrowings under the YA Notes.
Net loss attributable to common stockholders was $161.0 million, or $0.80 per basic and diluted share, for the fiscal year ended May 31, 2025. This compares to a net loss attributable to common stockholders of $74.0 million, or $0.65 per basic and diluted share, for the fiscal year ended May 31, 2024.
Adjusted net loss attributable to common stockholders was $12.5 million or $0.06 per diluted share for the fiscal year ended May 31, 2025. This compares to an adjusted net loss attributable to common stockholders of $12.7 million, or $0.11 per basic and diluted share, for the fiscal year ended May 31, 2024.
Balance Sheet
As of May 31, 2025, the Company had $120.9 million in cash, cash equivalents, and restricted cash, along with $688.2 million in debt.
Conference Call
As previously announced, Applied Digital will host a conference call today, July 30, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these results. A question-and-answer session will follow the management’s presentation.
Participant Dial-In: 1-800-549-8228
Conference ID: 67205
The conference call will be broadcast live and available for replay for one year here.
Please call the conference telephone number approximately 10 minutes before the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please get in touch with Applied Digital’s investor relations team at 1-949-574-3860.
A phone replay of the call will also be available from 8:00 p.m. Eastern Time on July 30, 2025, through August 7, 2025, at 11:59 p.m. Eastern Time.
Replay Dial-In: 1-888-660-6264
Playback Passcode: 67205#

About Applied Digital
Applied Digital Corporation (Nasdaq: APLD) designs, develops, and operates next-generation digital infrastructure across North America to provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Compute ("HPC") and Artificial Intelligence ("AI"). Find more information at www.applieddigital.com. Follow us on X (formerly Twitter) at @APLDdigital.
Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and the closing of the transaction described herein. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements that reflect perspectives and expectations regarding the datacenter leases and the Polaris Forge 1 campus development, including statements regarding expected timeline of operating readiness and construction completion with respect to various Polaris Forge 1 facilities, (ii) statements about the high performance compute industry, (iii) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (iv) statements of future economic performance, (v) statements of assumptions underlying other statements and statements about the Company or its business and (vi) the Company’s plans to obtain future financing. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: our ability to complete construction of the Polaris Forge 1 HPC data centers; our ability to finalize and execute the new, third lease with CoreWeave pursuant to its option exercise; our ability to raise additional capital to fund the ongoing data center construction and operations; our dependence on principal customers, including our ability to execute leases with key customers, including leases for our Polaris Forge 1 campus; our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; and maintenance of third party relationships. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.
Use and Reconciliation of Non-GAAP Financial Measures
To supplement our consolidated financial statements presented under GAAP, we are presenting certain non-GAAP financial measures. We are providing these non-GAAP financial measures to disclose additional information to facilitate the comparison of past and present operations by providing perspective on results absent one-time or significant non-cash items. We utilize these measures in the business planning process to understand expected operating performance and to evaluate results against those expectations. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results, provide management and investors with an additional understanding of our business operating results regarding factors and trends affecting our business and provide a reasonable basis for comparing our ongoing results of operations.
These non-GAAP financial measures are provided as supplemental measures to the Company’s performance measures calculated in accordance with GAAP and therefore, are not intended to be considered in isolation or as a substitute for comparable GAAP measures. Further, these non-GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Because of the non-standardized definitions of non-GAAP financial measures, we caution investors that the non-GAAP financial measures as used by us in this Annual Report on Form 10-K have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Further, investors should be aware that when evaluating these non-GAAP financial measures, these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, from time to time in the future there may be items that we may exclude for purposes of our non-GAAP financial measures and we may in the future cease to exclude other items that we have historically excluded for purposes of our non-GAAP financial measures. Likewise, we may determine to modify the nature of the adjustments to arrive at our non-GAAP financial measures. Investors should review the non-GAAP reconciliations provided below and not rely on any single financial measure to evaluate the Company’s business.
Adjusted Operating (Loss) Income, Adjusted Net Loss From Continuing Operations Attributable to Common Stockholders, and Adjusted Net Loss From Continuing Operations Attributable to Common Stockholders per Diluted Share
“Adjusted Operating (Loss) Income” and “Adjusted net loss from continuing operations attributable to common stockholders” are non-GAAP financial measures that represent operating loss and net loss from continuing operations attributable to common stockholders, respectively. Adjusted Operating (Loss) Income is Operating loss excluding stock-based compensation, non-recurring repair expenses, diligence, acquisition, disposition and integration expenses, litigation expenses, loss on abandonment of assets, (gain) loss on classification as held for sale, accelerated depreciation and amortization, loss on legal settlement, restructuring expenses and other non-recurring expenses that Management believes are not representative of the Company's expected ongoing costs. Adjusted net loss from continuing operations attributable to common stockholders is Adjusted Operating (Loss) Income further adjusted for the loss on conversion of debt, loss on change in fair value of debt and related party debt, respectively, loss on fair value of warrants and warrants issued to related parties, respectively, loss on extinguishment of debt and related party debt, respectively, and preferred dividends. We define “Adjusted net loss from continuing operations attributable to common stockholders per diluted share” as Adjusted net loss from continuing operations attributable to common stockholders divided by weighted average diluted share count.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings before interest expense, net, income tax expense, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation, non-recurring repair expenses, diligence, acquisition, disposition and integration expenses, litigation expenses, (gain) loss on classification as held for sale, loss on abandonment of assets, loss on conversion of debt, loss on change in fair value of debt and related party debt, respectively, loss on change in fair value of warrants and warrants issued to related parties, respectively, loss on extinguishment of debt and related party debt, respectively, loss on legal settlement, preferred dividends, restructuring expenses and other non-recurring expenses that Management believes are not representative of our expected ongoing costs.

Investor Relations Contacts	Media Contact
Matt Glover or Ralf Esper	Buffy Harakidas, EVP
Gateway Group, Inc.	JSA (Jaymie Scotto & Associates)
(949) 574-3860	(856) 264-7827
APLD@gateway-grp.com	jsa_applied@jsa.net

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and par value data)

	May 31, 2025	May 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$41,552	$3,339
Restricted cash
Funds for construction	41,026	—
Letters of credit	31,342	21,349
Accounts receivable	3,043	3,847
Prepaid expenses and other current assets	9,430	1,010
Current assets held for sale	304,200	374,599
Total current assets	430,593	404,144
Property and equipment, net	1,275,841	329,103
Operating lease right of use assets, net	960	1,521
Finance lease right of use assets, net	17,820	8,750
Other assets	144,876	19,349
TOTAL ASSETS	$1,870,090	$762,867

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$247,528	$104,528
Accrued liabilities	29,549	24,702
Current portion of operating lease liability	692	604
Current portion of finance lease liability	13,633	5,283
Current portion of debt	10,331	10,082
Current portion of debt, at fair value	—	35,836
Customer deposits	16,125	13,819
Related party customer deposits	—	1,549
Deferred revenue	—	6,496
Related party deferred revenue	—	1,692
Due to customer	4,807	13,002
Other current liabilities	19,432	96
Total current liabilities	558,144	554,112
Long-term portion of operating lease liability	381	1,072
Long-term portion of finance lease liability	15	3,381
Long-term debt	677,825	79,472
Total liabilities	1,236,365	638,037
Commitments and contingencies
Temporary equity
Series E preferred stock, 0.001 par value, 2,000,000 shares authorized, 301,673 shares issued and outstanding at May 31, 2025, and no shares authorized, issued or outstanding at May 31, 2024	6,932	—
Series E-1 preferred stock, $0.001 par value, 62,500 shares authorized, 62,500 shares issued and 62,485 shares outstanding at May 31, 2025, and no shares authorized, issued or outstanding at May 31, 2024	57,011	—
Series G preferred stock, 0.001 par value, 156,000 shares authorized, 78,000 shares issued and outstanding at May 31, 2025, and 0 shares authorized, issued or outstanding at May 31, 2024	72,094	—
Stockholders' equity:
Common stock, $0.001 par value, 400,000,000 shares authorized, 234,200,868 shares issued and shares outstanding at May 31, 2025, and 144,083,944 shares issued and 139,051,142 shares outstanding at May 31, 2024	230	144
Treasury stock, 9,291,199 shares at May 31, 2025 and 5,032,802 shares at May 31, 2024, at cost	(31,400)	(62)
Additional paid in capital	1,009,913	374,738
Accumulated deficit	(481,055)	(249,990)
Total stockholders’ equity attributable to Applied Digital Corporation	497,688	124,830
TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY	$1,870,090	762,867

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Revenue:
Revenue	$38,013	$23,020	$142,267	$121,857
Related party revenue	—	3,878	1,926	14,761
Total revenue	38,013	26,898	144,193	136,618
Costs and expenses:
Cost of revenues	30,247	22,776	101,451	106,653
Selling, general and administrative (1)	28,096	13,079	83,065	45,020
(Gain) loss on classification as held for sale (2)	—	(6,306)	(24,616)	15,417
Loss on abandonment of assets	369	—	1,138	—
Loss from legal settlement	—	—	—	2,380
Total costs and expenses	58,712	29,549	161,038	169,470
Operating loss	(20,699)	(2,651)	(16,845)	(32,852)
Interest expense, net (3)	4,497	13,814	14,739	17,708
Loss on conversion of debt	—	—	33,612	—
Loss on change in fair value of debt	—	4,789	85,439	7,401
Loss on change in fair value of related party debt	—	8,116	—	8,116
Loss on extinguishment of debt	—	—	1,177	—
Loss on extinguishment of related party debt	—	154	—	2,507
Loss on change in fair value of warrants	—	—	6,421	—
Loss on change in fair value of related party warrants	—	5,696	—	5,696
Net loss before income tax expenses	(25,196)	(35,220)	(158,233)	(74,280)
Income tax expense (benefit)	(16)	96	102	96
Net loss from continuing operations	(25,180)	(35,316)	(158,335)	(74,376)
Net loss from discontinued operations	(27,357)	(29,441)	(72,730)	(75,295)
Net loss	(52,537)	(64,757)	(231,065)	(149,671)
Net loss attributable to noncontrolling interest	—	—	—	(397)
Preferred dividends	(1,402)	—	(2,615)	—
Net loss attributable to common stockholders	$(53,939)	$(64,757)	$(233,680)	$(149,274)

Net loss attributable to common stockholders
Continuing operations	$(26,582)	$(35,316)	$(160,950)	$(73,979)
Discontinued operations	(27,357)	(29,441)	(72,730)	(75,295)
Net loss	$(53,939)	$(64,757)	$(233,680)	$(149,274)

Basic and diluted net loss per share attributable to common stockholders
Continuing operations	$(0.12)	$(0.28)	$(0.80)	$(0.65)
Discontinued operations	(0.12)	(0.24)	(0.36)	(0.66)
Basic and diluted net loss per share	$(0.24)	$(0.52)	$(1.16)	$(1.31)

Basic and diluted weighted average number of shares outstanding	224,306,661	124,666,579	201,194,451	114,061,414
(1)Includes related party selling, general and administrative expense of $0.1 million and $0.1 million for the three months ended May 31, 2025 and May 31, 2024, respectively, and $0.3 million and $0.6 million for the fiscal year ended May 31, 2025 and May 31, 2024, respectively.
(2)Includes $25 million received in connection with the sale of our Garden City facility once conditional approval requirements were met and escrowed funds were released during the fiscal year ended May 31, 2025. The fiscal year ended May 31, 2024 includes $21.7 million loss on held for sale classification related to the sale of the Garden City facility.
(3)For the three months ended and fiscal year ended May 31, 2024, amounts include related party interest expense of $5.2 million and $5.7 million, respectively.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (In thousands)

	Fiscal Year Ended
	May 31, 2025	May 31, 2024
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(231,065)	$(149,671)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	97,945	79,360
Stock-based compensation	22,704	17,362
Lease expense	31,661	13,944
Loss on extinguishment of debt	1,177	—
Loss on extinguishment of related party debt	—	2,507
Loss on legal settlement	—	2,380
Amortization of debt issuance costs	9,563	5,214
(Gain) loss on classification of held for sale	(24,616)	15,417
Loss on conversion of debt	33,612	—
Loss on change in fair value of debt	85,439	7,401
Loss on change in fair value of related party debt	—	13,812
Loss on change in fair value of warrants issued	6,421	—
Loss on abandonment of assets	1,138	—
Changes in operating assets and liabilities:
Accounts receivable	(2,934)	(3,765)
Prepaid expenses and other current assets	(8,309)	899
Other assets	2,979	327
Customer deposits	2,306	(8,770)
Related party customer deposits	(1,549)	(2,261)
Deferred revenue	(34,080)	(9,494)
Related party deferred revenue	(1,692)	168
Accounts payable	(78,256)	41,840
Accrued liabilities	(12,127)	21,601
Due to customer	(8,195)	13,002
Lease assets and liabilities	(7,524)	(47,479)
CASH FLOW (USED IN) PROVIDED BY OPERATING ACTIVITIES	(115,402)	13,794
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment and other assets	(681,603)	(141,809)
Proceeds from sale of assets	25,000	19,852
Finance lease prepayments	(6,178)	(50,089)
Purchases of investments	(4,873)	(391)
CASH FLOW USED IN INVESTING ACTIVITIES	(667,654)	(172,437)
CASH FLOW FROM FINANCING ACTIVITIES
Repayment of finance leases	(125,073)	(59,967)
Borrowings of long-term debt	650,083	116,554
Borrowings of related party debt	—	28,000
Repayment of long-term debt	(293,045)	(21,714)
Repayment of related party debt	—	(45,500)
Payment of deferred financing costs	(42,398)	(320)
Tax payments for restricted stock upon vesting	(4,116)	(861)
Proceeds from issuance of common stock	191,590	130,849
Common stock issuance costs	(10,305)	(284)
Proceeds from issuance of preferred stock	198,205	—
Preferred stock issuance costs	(13,812)	—
Dividends issued on preferred stock	(2,615)	—
Proceeds from issuance of SAFE agreement included in long-term debt	12,000	—
Repurchase of shares	(31,342)	—

Proceeds from convertible notes	450,000	—
Purchase of capped call options	(51,750)	—
Purchase of prepaid forward contract	(52,736)	—
CASH FLOW PROVIDED BY FINANCING ACTIVITIES	874,686	146,757

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	91,630	(11,886)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD, INCLUDING CASH FROM DISCONTINUED OPERATIONS	31,688	43,574
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD, INCLUDING CASH FROM DISCONTINUED OPERATIONS	123,318	31,688
Less: CASH, CASH EQUIVALENTS, AND RESTRICTED CASH FROM DISCONTINUED OPERATIONS	2,398	—
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH FROM CONTINUING OPERATIONS	$120,920	$31,688

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$62,712	$17,782
Income taxes paid	$105	$5
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Operating right-of-use assets obtained by lease obligation	$20,280	$159,153
Finance right-of-use assets obtained by lease obligation	$113,674	$227,047
Property and equipment in accounts payable and accrued liabilities	$246,472	$85,019
Extinguishment of non-controlling interest	$—	$9,765
Conversion of debt to common stock	$104,945	$52,060
Conversion of preferred stock to common stock	$48,350	$—
Loss on legal settlement	$—	$2,380
Issuance of warrants, at fair value	$136,292	$5,696
Conversion of warrants	$5	$—

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(In thousands, except percentage data)

	Three Months Ended		Fiscal Year Ended
	May 31, 2025	May 31, 2024	May 31, 2025		May 31, 2024
Adjusted operating income (loss)
Operating loss (GAAP)	$(20,699)	$(2,651)	$(16,845)		$(32,852)
Stock-based compensation	11,558	1,803	22,492		6,973
Non-recurring repair expenses (1)	—	645	173		1,224
Diligence, acquisition, disposition and integration expenses (2)	4,908	1,726	17,269		5,545
Litigation expenses (3)	48	929	1,389		1,589
Loss on abandonment of assets	369	—	1,138		—
(Gain) loss on classification as held for sale	—	(6,306)	(24,616)		15,417
Accelerated depreciation and amortization (4)	—	88	45		4,307
Loss on legal settlement	—	—	—		2,380
Restructuring expenses (5)	668	—	711		—
Other non-recurring expenses (6)	69	45	627		169
Adjusted operating (loss) income (Non-GAAP)	$(3,079)	$(3,721)	$2,383		$4,752
Adjusted operating margin	(8)%	(14)%	2%		3%

Adjusted net loss from continuing operations attributable to common stockholders
Net loss from continuing operations attributable to common stockholders (GAAP)	$(26,582)	$(35,316)	$(160,950)		$(73,979)
Stock-based compensation	11,558	1,803	22,492		6,973
Non-recurring repair expenses (1)	—	645	173		1,224
Diligence, acquisition, disposition and integration expenses (2)	4,908	1,726	17,269		5,545
Litigation expenses (3)	48	929	1,389		1,589
Loss on abandonment of assets	369	—	1,138		—
(Gain) loss on classification as held for sale	—	(6,306)	(24,616)		15,417
Accelerated depreciation and amortization (4)	—	88	45		4,307
Loss on conversion of debt	—	—	33,612		—
Loss on change in fair value of debt	—	4,789	85,439		7,401
Loss on change in fair value of related party debt	—	8,116	—		8,116
Loss on change in fair value of warrants	—	—	6,421	—	—
Loss on change in fair value of warrants issued to related parties	—	5,696	—	—	5,696
Loss on extinguishment of debt	—	—	1,177		—
Loss on extinguishment of related party debt	—	154	—		2,507

Loss on legal settlement	—	—	—		2,380
Preferred dividends	1,402	—	2,615		—
Restructuring expenses (5)	668	—	711		—
Other non-recurring expenses (6)	69	45	627		169
Adjusted net loss from continuing operations attributable to common stockholders (Non-GAAP)	$(7,560)	$(17,631)	$(12,458)		$(12,655)
Adjusted net loss from continuing operations attributable to common stockholders per diluted share (Non-GAAP)	$(0.03)	$(0.14)	$(0.06)		$(0.11)

EBITDA and Adjusted EBITDA
Net loss from continuing operations attributable to common stockholders (GAAP)	$(26,582)	$(35,316)	$(160,950)		$(73,979)
Interest expense, net	4,497	13,814	14,739		17,708
Income tax expense (benefit)	(16)	96	102		96
Depreciation and amortization (4)	4,059	3,636	17,289		21,477
EBITDA (Non-GAAP)	$(18,042)	$(17,770)	$(128,820)		$(34,698)
Stock-based compensation	11,558	1,803	22,492		6,973
Non-recurring repair expenses (1)	—	645	173		1,224
Diligence, acquisition, disposition and integration expenses (2)	4,908	1,726	17,269		5,545
Litigation expenses (3)	48	929	1,389		1,589
(Gain) loss on classification as held for sale	—	(6,306)	(24,616)		15,417
Loss on abandonment of assets	369	—	1,138		—
Loss on conversion of debt	—	—	33,612	—	—
Loss on change in fair value of debt	—	4,789	85,439		7,401
Loss on change in fair value of related party debt	—	8,116	—		8,116
Loss on change in fair value of warrants	—	—	6,421		—
Loss on change in fair value of warrants issued to related parties	—	5,696	—		5,696
Loss on extinguishment of debt	—	—	1,177		—
Loss on extinguishment of related party debt	—	154	—		2,507
Loss on legal settlement	—	—	—		2,380
Preferred dividends	1,402	—	2,615		—
Restructuring expenses (5)	668	—	711		—
Other non-recurring expenses (6)	69	45	627		169
Adjusted EBITDA (Non-GAAP)	$980	$(173)	$19,627		$22,319
(1)Represents costs incurred in the repair and replacement of equipment at Ellendale Data Center Hosting facility as a result of the previously disclosed power outage.
(2)Represents legal, accounting and consulting costs incurred in association with certain discrete transactions and projects.
(3)Represents non-recurring litigation expense associated with our defense of class action lawsuits and legal fees related to matters with certain former employees. We do not expect to incur these expenses on a regular basis.
(4)Represents the acceleration of expense related to assets that were abandoned by us due to operational failure or other reasons. Depreciation and amortization in this amount is included in Depreciation and Amortization expense within our calculation of EBITDA, and therefore is not added back as a management adjustment in our calculation of Adjusted EBITDA.
(5)Represents non-recurring expenses associated with employee separations.
(6)Represents expenses that are not representative of our expected ongoing costs.